Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Scepter Holdings, Inc. on Form 10 of our report dated September 13, 2024 which includes an explanatory paragraph as to Scepter Holdings, Inc.’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of March 31, 2024, and March 31, 2023, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the years ended March 31, 2024, and March 31, 2023.

Houston, Texas
September 16, 2024
PCAOB ID: 6771